EXHIBIT 99(b)



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James J. Fyfe
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April 15, 1997


Corniche Group Incorporated
145 Route 46 West
Wayne, NJ 07470



Dear Sirs,


Re: Auditor's Report


In connection with the preparation of the Annual Report of Comiche Group Incorporated (the 'Company') on Form 10-K for the fiscal year ended March 31, 1996, the Company is required to provide manually signed reports by its independent auditors with respect to the financial statements included in the Annual Report. In situations such as the present where there have been changes in auditors or where audited financial statements prepared by more than one accounting firm are being relied upon and included, a manually signed report is required of each such auditor even where such report has been previously executed and relates to financial statements which have been prepared in connection with a previously filed document.

The March 31, 1996 Annual Report contains financial statements respecting the Company's former United Kingdom operating subsidiaries, audited by the London, England branch of Coopers & Lybrand L.L.P. ("Coopers"). The report page relating to such financial statements was originally prepared and signed by Coopers.,in connection with the Company's Annual Report on Form 10-K for the year ended March 25, 1995. Coopers has advised the Company on several occasions however, that it cannot and will not provide the Company with a newly signed report page with respect to such audit for purposes of the March 31, 1996 Form 10-K. This cannot be done for the following reasons:


1. Coopers has rigorous review procedures to be fully completed prior to the re-signing of any audit opinion. These procedures include visiting the entities which were the subject of the audit to, among other things, review the activities of such entities subsequent to the audit period. This review includes discussions



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with management and a review of financial books and records.  In view of the current status of these former subsidiaries such a review could not be conducted to the extent required by Coopers to enable them to re-sign their audit report. This conclusion is based upon the problems, as described below, which would be confronted by Coopers in attempting to obtain information regarding the former operating subsidiaries. All of these problems relate to the February 1996 appointment of receivers to the operating subsidiaries and the related discontinuance of the operations of such operating subsidiaries.

Following the appointment of the receivers, (i) the subsidiaries ceased operating; (ii) the directors and other employees of the former operating subsidiaries ceased all activities theretofore being conducted by them on behalf of such entities and their employment contracts were terminated; (iii) all administrative facilities being operated by such entities were closed;
(iv) all books and records of such entities were transferred and delivered to the receivers where they remain, and will continue to remain during the entire term of of the receivership, under the exclusive control of the receivers; and
(v) conventional accounting records for the periods subsequent to the date of such appointments were not maintained.

2. Even ff the review referred to above were possible, Cooper's would require A substantial fee, in advance, to complete such a review. The Company is unable to pay such a fee and even ff it were, Coopers would not undertake such a review without receipt of an additional payment representing all or a substantial part of the fees due from the former operating subsidiaries. Coopers was owed accounting fees in excess of $100,000 by the former operating subsidiaries at the time of the February 1996 receivership proceedings involving each of such subsidiaries. Coopers made no recovery of any such sums in the receivership proceedings. Although, the Company is not obligated to pay the liabilities of its former subsidiaries to Coopers, ft has materially effected Coopers willingness to cooperate with the Company.

The foregoing factors lead me to the inevitable conclusion that Coopers review procedures, even if undertaken, could not be satisfied. Consequently, Coopers will not be providing a re-signed audit report for the purposes of the March 31, 1996 Form 10-K.


Very truly yours,


/s/ James J. Fyfe
James J. Fyfe



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